SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                           Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                            COMFORT SYSTEMS USA, INC.
                (Name of Registrant as Specified in its Charter)


      _____________________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

      2.    Aggregate number of securities to which transaction applies:

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4.    Proposed maximum aggregate value of transaction:

      5.    Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:
      2.    Form, Schedule or Registration Statement No.:
      3.    Filing Party:
      4.    Date Filed:

                            COMFORT SYSTEMS USA, INC.
                        777 POST OAK BOULEVARD, SUITE 500
                              HOUSTON, TEXAS 77056
                                 April 24, 2000

To Our Stockholders:

     You are cordially invited to attend the annual meeting of the stockholders of Comfort Systems USA, Inc., which will be held on May 18, 2000 at the DoubleTree Hotel, 2001 Post Oak Boulevard, Houston, Texas, 77056, at 10:30 a.m.

     At this meeting stockholders are being asked (i) to elect five Class III directors to serve for three years, (ii) to approve a 600,000-share increase in the number of shares reserved for our 1998 Employee Stock Purchase Plan and
(iii) to approve the adoption of the Company's 2000 Incentive Plan, which authorizes the issuance of up to 3,500,000 shares of the Company's common stock.

     Please read the proxy statement, which describes the proposals to be voted on and also presents other important information. When you have finished reading the statement, please promptly mark, sign, and return your proxy card in the enclosed envelope to ensure that your shares will be represented.

     We hope that many of you will be able to attend the meeting in person. I look forward to seeing you there.

                                          Sincerely yours,

                                          FRED M. FERREIRA
                                          CHAIRMAN OF THE BOARD,
                                          CHIEF EXECUTIVE OFFICER AND PRESIDENT

                            COMFORT SYSTEMS USA, INC.
                        777 POST OAK BOULEVARD, SUITE 500
                              HOUSTON, TEXAS 77056

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                   TO BE HELD
                                  MAY 18, 2000

     Notice is hereby given that the 2000 Annual Meeting of Stockholders (the "Meeting") of Comfort Systems USA, Inc. (the "Company") will be held at the DoubleTree Hotel, 2001 Post Oak Boulevard, Houston, Texas, 77056, at 10:30 a.m., on Thursday, May 18, 2000 for the following purposes:

     1. To elect five Class III directors to serve until the 2003 Annual Meeting of Stockholders.

     2. To approve a 600,000 share increase in the number of shares issuable pursuant to the Company's 1998 Employee Stock Purchase Plan.

     3. To approve the adoption of the Company's 2000 Incentive Plan, which authorizes the issuance of up to 3,500,000 shares of the Company's common stock.

     4. To transact any other business that may properly come before the meeting.

     Stockholders of record at the close of business on March 31, 2000 are entitled to notice of and to vote at the Meeting. A list of stockholders entitled to vote at the Meeting will be open to examination by stockholders at the Meeting and during normal business hours from May 8, 2000 to the date of the Meeting at the principal executive offices of the Company located at 777 Post Oak Boulevard, Suite 500, Houston, Texas 77056.

     If you are unable to be present personally, please sign and date the enclosed proxy and return it promptly in the enclosed envelope.

                                          By Order of the Board of Directors

                                          WILLIAM GEORGE
                                          SENIOR VICE PRESIDENT, GENERAL COUNSEL
                                          and SECRETARY

April 24, 2000

IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

                            COMFORT SYSTEMS USA, INC.

                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 18, 2000

                            ------------------------

                                 PROXY STATEMENT

     The Annual Report to Stockholders for the Company's fiscal year ended December 31, 1999 accompanies this proxy statement. This proxy statement and the enclosed proxy are being mailed to stockholders on the same date as the date of the Notice of Annual Meeting of Stockholders.

     The enclosed proxy is solicited by and on behalf of the Board of Directors of Comfort Systems USA, Inc. (the "Company"), to be voted at the Annual
Meeting of Stockholders (the "Meeting") to be held at the DoubleTree Hotel, 2001 Post Oak Boulevard, Houston, Texas, 77056, at 10:30 a.m. on Thursday, May 18, 2000, or at any adjournment thereof. A proxy may be revoked by a stockholder at any time before it is voted by (i) returning to the Company another properly signed proxy bearing a later date, (ii) delivering a written revocation to the Secretary of the Company or (iii) attending the Meeting or any adjourned session thereof and voting the shares covered by the proxy in person. Shares represented by the enclosed form of proxy properly executed and returned, and not revoked, will be voted at the Meeting by the person named in the proxy for the proposals set forth below.

     The Company will pay the expense of soliciting proxies. Officers and regular employees of the Company (who will receive no compensation in addition to their regular salaries) may solicit proxies. In addition to the solicitation of proxies by use of the mails, the Company may use the services of its officers and regular employees to solicit proxies personally and by mail, telephone and telegram from brokerage houses and other stockholders. The Company will reimburse brokers and other persons for their reasonable charges and expenses in forwarding soliciting materials to their principals.

     The holders of record of shares of the common stock, $.01 par value per share (the "Common Stock"), and of the restricted voting common stock, $.01 par value per share (the "Restricted Common Stock"), of the Company at the close of business on March 31, 2000 (the "Record Date") are entitled to receive notice of and to vote at the Meeting. As of the Record Date, the Company had issued and outstanding 35,899,384 shares of Common Stock and 1,531,892 shares of Restricted Common Stock, for a total of 37,431,276 shares outstanding. Each share of Common Stock is entitled to one vote on each matter before the Meeting except for the election of one director designated to holders of the Restricted Common Stock. Each share of Restricted Common Stock is entitled to
 .55 of one vote on most matters submitted to stockholders; however, holders of Restricted Common Stock are not eligible to vote for directors other than one Class III director.

     Consistent with Delaware state law and the Company's Bylaws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the meeting will be counted by two persons appointed by the Company to act as election inspectors for the meeting. In the absence of contrary instructions, the persons named as proxies will vote FOR all nominees listed in Proposal 1 and FOR Proposals 2 and 3.

     With respect to Proposal 1, there are five nominees for director and five seats up for election. Four of these nominees are the nominees for the holders of Common Stock. The remaining nominee, Steven S. Harter, is the nominee for the holders of Restricted Voting Common Stock, who are entitled only to vote in favor of one candidate for director. Consequently, a vote by a holder of Common Stock FOR the nominees identified on the proxy card is a vote in favor of all such nominees except Steven S. Harter; and a vote by a holder of Restricted Voting Common Stock FOR the nominees identified on the proxy card is a vote in favor of Steven S. Harter only. The four nominees for

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
election as Class III directors receiving the greatest number of votes properly cast on behalf of holders of Common Stock for the election of directors at the Meeting will be elected. The nominee for election as Class III director receiving the greatest number of votes properly cast on behalf of holders of Restricted Voting Common Stock for the election of a director at the Meeting will be elected. The election inspectors will count shares represented by proxies that withhold authority to vote for a nominee for election as a director only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum.

     Proposal 2, approval of a 600,000 share increase in the 1998 Employee Stock Purchase Plan, requires a majority of the shares of Common Stock and Restricted Common Stock, voting together, which are cast with respect to such proposal at the Meeting to approve the Purchase Plan. Each share of Restricted Voting Common Stock is entitled to .55 of one vote with respect to this approval. Votes cast by proxy or in person at the Meeting will be counted by persons appointed by the Company to act as election inspectors for the meeting. Because Proposal Number 2 must receive the affirmative vote of a majority of the outstanding Common Stock and Restricted Common Stock represented at the Meeting, voting together, abstentions will have no effect on Proposal Number 2. Shares represented by proxies in the form enclosed, if properly executed and returned and not revoked, will be voted as specified, but where no specification is made, the shares will be voted in favor of Proposal 2.

     Proposal 3, approval of the adoption of the Company's 2000 Incentive Plan, which authorizes the issuance of up to 3,500,000 shares of the Company's common stock, requires a majority of the shares of Common Stock and Restricted Common Stock, voting together, which are cast with respect to such proposal at the Meeting to approve the 2000 Incentive Plan. Each share of Restricted Voting Common Stock is entitled to .55 of one vote with respect to this approval. Votes cast by proxy or in person at the Meeting will be counted by persons appointed by the Company to act as election inspectors for the meeting. Because Proposal Number 3 must receive the affirmative vote of a majority of the outstanding Common Stock and Restricted Common Stock represented at the Meeting, voting together, abstentions will have no effect on Proposal Number 3. Shares represented by proxies in the form enclosed, if properly executed and returned and not revoked, will be voted as specified, but where no specification is made, the shares will be voted in favor of Proposal 3.

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
                                PROPOSAL NUMBER 1

                         ELECTION OF CLASS III DIRECTORS

     The Board of Directors is divided into three classes, as nearly equal in number as possible, with each class serving a three-year term. At each Annual Meeting of Stockholders, one class of directors will be elected for a full term of three years to succeed that class of directors whose terms are expiring. The Board of Directors is currently divided into three classes of six directors, with the term of each class expiring at the Annual Meeting of Stockholders in 2000, 2001 and 2002, respectively. Only five of the directors with expiring terms have been nominated for new terms and after the annual meeting the Board of Directors is expected to be composed of seventeen directors. Salvatore P. Giardina has requested that he not be nominated because of personal and family reasons. All officers serve at the discretion of the Board of Directors.

     The five nominees for election as Class III directors are Alfred J. Giardinelli, Samuel M. Lawrence, Robert M. Powers, Diane D. Sanders, and Steven
S. Harter (collectively the "Nominees"). The Nominees presently serve as five directors designated as Class III directors and their current terms expire at the Meeting. The enclosed proxy cannot be voted for more than four persons by holders of Common Stock. Holders of Restricted Voting Common Stock are entitled to vote in favor of one director only. Steven S. Harter is the Nominee for the holders of Restricted Voting Common Stock. A vote by a holder of Restricted Voting Common Stock FOR the nominees identified on the proxy card is a vote in favor of Steven S. Harter only.

     If elected, each nominee would serve for a term of three years expiring at the 2003 Annual Meeting of Stockholders, and until his or her respective successor was elected and qualified to serve. It is expected that all of the Nominees will be able to serve, but if any Nominee is unable to serve, the proxies reserve discretion to vote, or refrain from voting, for a substitute nominee.

                                    NOMINEES

     Set forth below is certain information concerning each of the Nominees:

ALFRED J. GIARDINELLI , JR., 52
DIRECTOR

     Alfred J. Giardinelli, Jr. is a Class III director of the Company. He has been the President of Eastern Heating & Cooling, Inc., a New York corporation that is a wholly owned subsidiary of the Company, since 1982, and has been a director of the Company since 1997.

SAMUEL M. LAWRENCE III, 48
DIRECTOR

     Samuel M. Lawrence III is a Class III director of the Company. He has been employed by S. M. Lawrence Company, Inc., a Tennessee corporation which is a wholly owned subsidiary of the Company, since 1977, serving as its Chairman and Chief Executive Officer since 1992, and has been a director of the Company since 1997.

ROBERT J. POWERS, 60
DIRECTOR

     Robert J. Powers is a Class III director of the Company. He recently retired from Quality Air Heating & Cooling, Inc., a Michigan corporation ("Quality") which is a wholly owned subsidiary of the Company. Mr. Powers was employed at Quality from 1977 to 1999, serving as its President beginning in 1988. Mr. Powers has been a director of the Company since 1997.

DIANE DAY SANDERS, 50
DIRECTOR

     Diane Day Sanders is a Class III director of the Company. She has been employed for the past five years as Vice President and Treasurer of Sysco Corporation, the largest foodservice marketing and

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
distribution organization in North America, and is responsible for its treasury, cash management, executive benefit and stock-based incentive benefit plans, capital structure, investor relations and risk management activities. Ms. Sanders has worked for Sysco Corporation since 1977 where she has also held the positions of Internal Auditor, Director of Internal Audit, and Assistant Controller. Prior to her employment by Sysco Corporation, Ms. Sanders was a certified public accountant with the accounting firm of Touche Ross & Co. She has been a director of the Company since 1999.

STEVEN S. HARTER, 37
DIRECTOR

     Steven S. Harter has been a director of the Company since December 1996 and is the director (Class III) elected by the holders of the Restricted Common Stock. Mr. Harter is President of Notre Capital Ventures III, LLC ("Notre"), a consolidator of highly fragmented industries. Prior to becoming President of Notre, Mr. Harter was President of Notre Capital Ventures II, LLC from August 1995 to March 1999, and Senior Vice President of Notre Capital Ventures, Ltd. from June 1993 through July 1995. From April 1989 to June 1993, Mr. Harter was Director of Mergers and Acquisitions for Allwaste. From May 1984 to April 1989, Mr. Harter was a certified public accountant with Arthur Andersen LLP. Mr. Harter also serves as director of Metals USA, Inc. and was a director of Coach USA, Inc. until September 15, 1999, when Coach USA was acquired by Stagecoach Holdings plc.

                                 OTHER DIRECTORS

     Following is certain information concerning each of the other persons who currently serve as directors. Messrs. Ferreira, Atlas, Cook, Klapperich, Mercadante, and Shambaugh serve as Class I directors whose terms expire in 2001 and Messrs. Beaty, Beittenmiller, Hess, Martin, Nothum, and Phillips serve as Class II directors whose terms expire in 2002.

FRED M. FERREIRA, 57
CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER AND PRESIDENT

     Fred M. Ferreira has been a director and served as Chairman of the Board, Chief Executive Officer and President of the Company since January 1997. He is a Class I director. Mr. Ferreira was responsible for introducing the consolidation opportunity in the commercial and industrial HVAC industry to Notre Capital Ventures II, L.L.C. ("Notre") and has been primarily responsible for the organization of the Company. From 1995 through 1996, Mr. Ferreira was a private investor. He served as Chief Operating Officer and a director of Allwaste, Inc., a publicly traded environmental services company ("Allwaste"), from 1994 to 1995, and was President of Allwaste Environmental Services, Inc., the largest division of Allwaste, from 1991 to 1994. From 1989 to 1990, Mr. Ferreira served as President of Allied Waste Industries, Inc., an environmental services company. Prior to that time, Mr. Ferreira served as Vice President-Southern District, and in various other positions, with Waste Management, Inc., an environmental services company.

BRIAN S. ATLAS, 48
DIRECTOR

     Brian S. Atlas served as Regional Director of the Southern Region of the Company from August 1998 to December 1999 and is a Class I director of the Company. Since 1974, he has been employed by Atlas Air Conditioning Company L.P., a Texas limited partnership which is an entity wholly owned by subsidiaries of the Company, serving as its Chief Executive Officer since 1983, and has been a director of the Company since 1997.

THOMAS J. BEATY, 46
DIRECTOR

     Thomas J. Beaty is a Class II director of the Company. He founded and has served as President of Accurate Air Systems, L.P., a Texas limited partnership which is an entity wholly owned by subsidiaries of the Company, since 1980, and has been a director of the Company since 1997.

J. GORDON BEITTENMILLER, 41
DIRECTOR, CHIEF FINANCIAL OFFICER AND EXECUTIVE VICE PRESIDENT

     J. Gordon Beittenmiller has served as Executive Vice President of the Company since May 1998, as Chief Financial Officer and a director since February 1997, as Senior Vice President from February 1997 to May 1998, and is a Class II director. From 1994 to February 1997, Mr. Beittenmiller was Corporate Controller of Keystone International, Inc. ("Keystone"), a publicly traded manufacturer of industrial valves and actuators, and served Keystone in other financial positions from 1991 to 1994. From 1987 to 1991, he was Vice President-Finance of Critical Industries, Inc., a publicly traded manufacturer and distributor of specialized safety equipment. From 1982 to 1987, he held various positions with Arthur Andersen LLP. Mr. Beittenmiller is a certified public accountant.

ROBERT R. COOK, 45
DIRECTOR

     Robert R. Cook is a Class I director of the Company. He founded and has served as President of Tech Heating and Air Conditioning, Inc., an Ohio corporation which is a wholly owned subsidiary of the Company, since 1979, and has been a director of the Company since 1997.

SALVATORE P. GIARDINA, 50
DIRECTOR

     Salvatore P. Giardina is a Class III director of the Company. He has been the Secretary and Treasurer of F & G Mechanical Corporation, a Delaware corporation which is a wholly owned subsidiary of the Company, and its predecessor in interest, a New Jersey corporation having the same name, since 1976, and has been a director of the Company since 1998. Mr. Giardina's term expires in 2000, however, for family and personal reasons Mr. Giardina requested that he not be nominated for an additional term.

GARY E. HESS, 52
DIRECTOR, CHIEF OPERATING OFFICER

     Gary E. Hess has served as Executive Vice President and Chief Operating Officer of the Company since May 1999. He was elected by the Board of Directors to serve as a Class II director in March 2000. Prior to becoming Chief Operating Officer, Mr. Hess served the Company as a regional operations director for its Northeast Region from August 1998 to January 1999 and as Senior Vice President of Operations from January to May 1999. Prior to that time, Mr. Hess was President and Chief Executive Officer of Hess Mechanical Corporation, which was acquired by and became a subsidiary of the Company in 1998. During 1996, Mr. Hess was President of Associated Builders and Contractors (ABC), a leading industry organization, and was selected as their 1997 Contractor of the Year. He is a decorated Vietnam veteran.

CHARLES W. KLAPPERICH, 53
DIRECTOR

     Charles W. Klapperich founded and has served as Chief Executive Officer of Western Building Services, Inc., a Colorado corporation, a wholly owned subsidiary of the Company, since 1980. He served as Regional Director of the Mountain Region of the Company from August 1998 to December 1999 and is a Class I director of the Company. Mr. Klapperich has been a director of the Company since 1997.

LARRY MARTIN, 58
DIRECTOR

     Larry Martin is a Class II director of the Company. Mr. Martin, a co-founder of Sanifill, Inc., an environmental service provider ("Sanifill"), served as its Vice-Chairman from March 1992 through August 1996. From July 1991 to February 1992, he was President of Sanifill and from October 1989 to July 1991, he served as its President and Co-Chief Executive Officer. Prior to that time, Mr. Martin served in various positions in the environmental services and contracting industries. Mr. Martin is a

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
private investor and is the founder of Frontier Waste Services, Inc., an environmental services company. He has been a director of the Company since 1997.

JOHN MERCADANTE, JR., 55
DIRECTOR

     John Mercadante, Jr. is a Class I director of the Company. Mr. Mercadante co-founded Leisure Time Tours, Inc. in 1970 and was President of Cape Transit Corp., both of which are motor coach companies that were acquired by Coach USA, Inc. ("Coach") at the time of Coach's initial public offering in May 1996. Mr. Mercadante served as President, Chief Operating Officer and director of Coach from its initial public offering through its acquisition by Stagecoach Holdings, plc in 1999, after which time he retired. He has been a director of the Company since 1997.

MICHAEL NOTHUM, JR., 45
DIRECTOR, VICE PRESIDENT

     Michael Nothum, Jr. is a Vice President and Class II director of the Company. Mr. Nothum served as Chief Operating Officer and Executive Vice President from January to April 1999. He was employed by Tri-City Mechanical, Inc., an Arizona corporation that is a wholly owned subsidiary of the Company, since 1979, serving as President from 1992 to December 1997. He has been a director of the Company since 1997.

JOHN C. PHILLIPS, 58
DIRECTOR

     John C. Phillips is a Class II director of the Company. He co-founded Contract Service, Inc., a Utah corporation that is a wholly owned subsidiary of the Company, in 1969, serving as President and General Manager since 1969. Mr. Phillips was President of the Utah Heating and Air Conditioning Contractors Association from 1981 to 1982 and is currently a director of that association. He has been a director of the Company since 1997.

MARK P. SHAMBAUGH, 46
DIRECTOR

     Mark P. Shambaugh, P.E. is a Class I director of the Company. He has been employed by Shambaugh & Son, Inc., an Indiana corporation that is a wholly owned subsidiary of the Company, since 1976, serving as its Chief Executive Officer since 1989. Mr. Shambaugh is a past president of and a current member of the Board of Directors of the Design-Build Institute of America. He has been a director of the Company since 1998.

                       BOARD OF DIRECTORS AND COMMITTEES

     During the year ended December 31, 1999, the Board of Directors of the Company held four meetings. Each director attended at least 75% of the meetings of the Board and the Board Committees of which he is a member that took place during his term of office.

     The Board of Directors has established an Audit Committee, a Compensation Committee, an Acquisitions Committee, a Small Acquisitions Committee, an Executive Committee, a Financing Committee, and an Option Approval Committee. The members of the Audit Committee are Mr. Harter, Mr. Mercadante, Mr. Martin and Ms. Sanders. The members of the Compensation Committee are Mr. Harter, Mr. Mercadante and Ms. Sanders. Ms. Sanders replaced Mr. Martin on the Compensation Committee and was added to the Audit Committee at the August, 1999 meeting of the Board. The members of the Acquisition Committee are Messrs. Ferreira, Atlas, Beittenmiller, Harter and Lawrence, and the members of the Small Acquisitions Committee are Messrs. Ferreira, Atlas, and Harter. The Members of the Executive Committee are Messrs. Ferreira, Beittenmiller, Powers, Mercadante and Nothum. The members of the Financing Committee are Mssrs. Ferreira, Beittenmiller and Harter. The members of the Option Approval Committee are Ms. Sanders and Mr. Mercadante. None of the Audit or Compensation Committee members is an executive officer or employee of the

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
Company, nor has any been such at any time while serving on those committees. The Board of Directors does not have a Nominating Committee.

     The Audit Committee, which held four meetings during 1999, reviews with management and the independent public accountants the Company's annual financial statements, the scope of the audit, any comments made by the independent public accountants and such other matters as the Audit Committee deems appropriate. In addition, the Audit Committee reviews the performance and retention of the Company's independent auditors and reviews with management such matters relating to compliance with corporate policies as the Audit Committee deems appropriate.

     The Compensation Committee, which held four meetings during 1999, administers the Company's stock option and stock purchase plans and sets the compensation of the Company's executive officers.

     The Executive Committee, which held one meeting during 1999, has been established by the Board of Directors to have the authority, responsibilities and powers of the Board, whenever the Board shall not be at meeting, except that the Executive Committee does not have the authority to (i) amend or repeal any action of the Board of Directors which by its terms are not subject to repeal by the Executive Committee, (ii) amend the Bylaws of the Company, (iii) amend the Certificate of Incorporation of the Company, (iv) recommend to the stockholders the sale, lease or exchange of all or substantially all of the Company's stock, property or assets, (v) dissolve or recommend the dissolution of the Company,
(vi) fill a vacancy on the Board of Directors or any committee thereof, (vii) remove any officer of the Company, or (viii) take any action which may not be delegated by the Board of Directors pursuant to the General Corporation Law of the State of Delaware.

     The Acquisitions Committee, which held one meeting during 1999, is empowered by the Board to approve acquisitions in which the consideration to be paid by the Company does not exceed $20 million and to authorize the issuance of stock, options, debt and other consideration and take any other action as the Acquisitions Committee may deem necessary in connection with such acquisitions.

     The Small Acquisitions Committee, which held no formal meetings during 1999, was empowered by the Board through November 20, 1999, to approve acquisitions in which the consideration to be paid by the Company did not exceed $10 million and to authorize the issuance of stock, options, debt and other consideration and take any other action as the Small Acquisitions Committee may deem necessary in connection with such acquisitions. After November 20, 1999, at the direction of the Board of Directors, the Small Acquisitions Committee deferred all decisions relating to acquisitions to the Acquisitions Committee.

     The Financing Committee, which held no formal meeting during 1999, is empowered by the board to authorize repurchases by the Company of its shares in the open market. Decisions of the Financing Committee with respect to repurchases of stock must be unanimous.

     The Option Approval Committee, which held no formal meetings in 1999, is responsible for approving grants of stock options under the Company's Long Term Equity Incentive Plan.

                              DIRECTOR COMPENSATION

     Directors who are also employees of the Company or one of its subsidiaries do not receive additional compensation for serving as directors. Each director who is not an employee of the Company or one of its subsidiaries receives a fee of $2,000 for attendance at each Board of Directors meeting and $1,000 for each committee meeting (unless held on the same day as a Board of Directors meeting). Directors are also reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof.

     In addition, the Company's 1997 Non-Employee Directors' Stock Plan (the "Directors' Plan"), which was adopted by the Board of Directors and approved by the Company's stockholders in March 1997, provides for (i) the automatic grant to each non-employee director serving at the consummation of the Company's initial public offering (which closed in July 1997) of an option to purchase 10,000 shares, (ii) the automatic grant to each non-employee director after the initial public offering of an

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
option to purchase 10,000 shares upon such person's initial election as a director and (iii) an automatic annual grant to each non-employee director of an option to purchase 5,000 shares at each annual meeting of stockholders thereafter at which such director is re-elected or remains a director, unless such annual meeting is held within three months of such person's initial election as a director. All options have an exercise price per share equal to the fair market value of the Common Stock on the date of grant and are immediately vested and expire on the earlier of ten years from the date of grant or one year after termination of service as a director. The Directors' Plan also permits non-employee directors to elect to receive, in lieu of cash directors' fees, shares or credits representing "deferred shares" at future settlement dates, as selected by the director. The number of shares or deferred shares received will equal the number of shares of Common Stock which, at the date the fees would otherwise be payable, will have an aggregate fair market value equal to the amount of such fees. Of the 250,000 shares of Common Stock initially available under the Directors' Plan, 180,000 remained available as of March 31, 2000.

     Each director who was in office at the time of the initial public offering has also been indemnified by the Company as more particularly described in the section that follows entitled "COMPENSATION OF EXECUTIVE OFFICERS."

     The five nominees for election as Class III directors receiving the greatest number of votes properly cast on behalf of holders of Common Stock for the election of directors at the Meeting will be elected. The persons named in the enclosed proxy intend to vote each share as to which a proxy has been properly executed and returned (and not revoked) in favor of the election as a Class III director of each of the nominees named below, unless authority to vote for the election of any of such nominees is withheld by marking the proxy to that effect.; provided, however, that the persons named in the enclosed proxy will vote each share of Restricted Voting Common Stock only with respect to Steven S. Harter, as explained above. The election inspectors will count shares of Common Stock represented by proxies that withhold authority to vote for one or more nominees for election as a director only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but withholding authority to vote for one or more nominees will not have any effect on the outcome of voting on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS ELECTION OF THE NOMINEES DESCRIBED IN PROPOSAL
                                    NUMBER 1.

                                PROPOSAL NUMBER 2

                        APPROVAL OF THE AMENDMENT OF THE
                        1998 EMPLOYEE STOCK PURCHASE PLAN

     On September 18, 1997, the Board of Directors adopted, and the stockholders subsequently approved, the 1998 Employee Stock Purchase Plan (the "Purchase Plan"). The maximum number of shares of Common Stock available for issuance under the Purchase Plan was set at 300,000. Because of the significant drop in the Company stock price late last year, far more shares became issuable for the purchase period ending January 31, 2000 than were anticipated. The remaining shares that had been reserved were insufficient to fully fund purchases under the plan for that period and for that reason under the Purchase Plan employees received a partial refund of amounts withheld.

     On March 3, 2000, the Board of Directors reviewed the status of the Purchase Plan and decided that it was in the best interest of the Company to approve an amendment to Section 4.1 of the Purchase Plan to increase the number of shares authorized for issuance under the Purchase Plan by 600,000 shares. The Board of Directors believes that the Purchase Plan provides a convenient and attractive way for employees to become stockholders of the Company and thus to align the employees' interests more closely with those of the stockholders. The following paragraphs describe the basic terms of the Purchase Plan.

     The Purchase Plan is designed to enable eligible employees to purchase shares of Common Stock at a discount through payroll deductions. All employees of the Company and any subsidiary of the Company designated as an "employer" under the Purchase Plan who are regularly scheduled to work at least twenty hours per week other than employees owning stock representing 5% or more of the total combined voting power or value of all classes of stock of the Company or any participating subsidiary (including options to acquire such stock) are eligible to participate in any option period commencing after the date the employee is hired by the Company or its subsidiaries. As of January 31, 2000, there were approximately 1,077 employees enrolled in the Purchase Plan, and approximately 10,853 employees were eligible to participate in the Purchase Plan.

     Purchases occur twice a year at the end of six-month option periods that begin February 1 and August 1 of each year. The purchase price for Common Stock under the Purchase Plan is 85% of the lesser of the fair market value of the Common Stock on the first day of the option period and the fair market value of the Common Stock on the last day of the option period. On January 31, 2000, the last reported sale price for the Common Stock as reported on the New York Stock Exchange was $7.00 per share. The Purchase Plan permits eligible employees to purchase up to 2,000 shares of Common Stock in any six-month option period through payroll deductions, which may be equal to 2%-8% of the participant's total compensation for that period and may not be less than $10.00 per payroll period nor exceed $2,000 during any option period. In no event may a participant be granted options to purchase Common Stock under the Purchase Plan which would allow the fair market value (determined on the first day of the current option period) of total options exercisable and Common Stock purchased during a calendar year under the Purchase Plan and any other qualified employee stock purchase plan of the Company and its subsidiaries to exceed $25,000. Payroll deductions are held in book accounts for each participant and do not accrue interest. The Company is not obligated to segregate these funds and may use them for any corporate purpose. Options granted under the Purchase Plan are not transferable other than by will or the laws of descent and distribution and the Company is under no obligation to repurchase Common Stock issued to participants under the Purchase Plan.

     If a participant's employment with the Company or participating subsidiary terminates voluntarily or by death, the participant's option to purchase shares for that period will be deemed canceled and the balance of the participant's payroll withholding account will be refunded. If a participant becomes ineligible to participate due to a leave of absence, change to ineligible status or discontinuance of payroll deductions, the balance of the participant's payroll withholding account will be refunded to the participant following written request or otherwise used to purchase Common Stock on the next exercise date. Participants may elect to terminate or decrease their participation at any time, but may only join the Purchase Plan or increase participation during enrollment periods and may only rejoin after termination of participation under prescribed circumstances. Participants who are directors, executive officers or 10% or more stockholders of the Company are subject to special requirements set forth in the Purchase Plan concerning their participation. Members of the Compensation Committee, which committee is responsible for administering the Purchase Plan, are ineligible to participate under the express terms of the Purchase Plan.

     The Compensation Committee has the right to amend or modify the Purchase Plan in its sole discretion, except that the Compensation Committee cannot make changes that would affect grants already made (unless required by law) and it cannot materially change eligibility requirements, change the definition of employer, increase the number of shares subject to options or materially increase the benefits to participants under the Purchase Plan without prior stockholder approval. The Purchase Plan may be terminated at any time in the sole and absolute discretion of the Compensation Committee and must be terminated by the Compensation Committee at any time the number of shares of Common Stock authorized for purposes of the Purchase Plan is not sufficient to meet all purchase requirements, unless a pro rata allocation can be made in accordance with the terms of the Purchase Plan. If not approved by the stockholders of the Company at this meeting, the Compensation Committee may be expected to terminate the Purchase Plan because no shares will be available for issuance.

                                   TAX EFFECTS

     The following discussion of certain federal income tax consequences associated with participation in the Purchase Plan is based on the law as in effect on March 31, 2000. It does not purport to cover federal employment tax or other federal tax consequences that may be associated with the Purchase Plan, nor does it cover state, local or non-U.S. taxes.

     The Purchase Plan is intended to be a qualified employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and rules and regulations promulgated under such section. Under the Purchase Plan, no income is realized upon the grant of an option at the beginning of an option period or upon the exercise of the option at the end of that period. If shares of Common Stock acquired upon exercise are disposed of within two years from the date of grant of the option, the participant realizes ordinary income at the time of disposition equal in general to the excess of the fair market value of the shares on the measurement date over the exercise price. A corresponding deduction is available to the Company. If shares acquired upon exercise are disposed of after the two-year period described above, or if the participant dies at any time while holding the shares, ordinary income is recognized in the year of the qualifying disposition equal to the lesser of (i) the amount by which the market price of the shares on the date of the qualifying disposition exceeds the purchase price of the shares or (ii) 15% of the market price of the shares on the first business day of the purchase period in which the shares were purchased. In addition, a capital gain will be recognized on the excess, if any, of the amount recognized on a sale over the employee's basis (the amount paid per share plus the ordinary income recognized as a result of the sale). No deduction is available to the Company for this amount.

     A majority of the shares of Common Stock and Restricted Common Stock, voting together, which are cast with respect to such proposal at the Meeting is required to approve the Purchase Plan. Each share of Restricted Voting Common Stock is entitled to .55 of one vote with respect to this approval. Votes cast by proxy or in person at the Meeting will be counted by persons appointed by the Company to act as election inspectors for the meeting. Because Proposal Number 2 must receive the affirmative vote of a majority of the outstanding Common Stock and Restricted Common Stock represented at the Meeting, voting together,abstentions will have no effect on Proposal Number 2. Shares represented by proxies in the form enclosed, if properly executed and returned and not revoked, will be voted as specified, but where no specification is made, the shares will be voted in favor of Proposal 2.

                                OTHER INFORMATION

     Executive officers and non-executive directors are not encouraged to participate in the Purchase Plan because the Compensation Committee believes the Purchase Plan is primarily intended to benefit rank and file employees. Because the actual benefits to employee participants are contingent upon, among other things, the amount of contributions participating employees make on a voluntary basis, it is not possible to predict what benefits eligible employees will receive under the Purchase Plan.

      THE BOARD OF DIRECTORS RECOMMENDS THE APPROVAL OF PROPOSAL NUMBER 2.

                                PROPOSAL NUMBER 3

                         APPROVAL OF THE ADOPTION OF THE
                               2000 INCENTIVE PLAN

     On April 17, 2000, the Board of Directors of the Company approved, subject to approval of the stockholders of the Company, the adoption of a 2000 Incentive Plan (the "Incentive Plan"). Under the 2000 Incentive Plan, the Board of Directors may grant or award stock options, restricted stock or performance awards (collectively, the "Awards") to employees of the Company and any subsidiary of the Company and other persons or entities who, in its opinion, are in a position to make a significant contribution to the success of the Company.

     The Board of Directors believes that the adoption of the Incentive Plan is crucial to retaining existing key personnel and to attracting key executive and professional talent. The Company is unable to provide a desirable level of incentive through the current equity plan because existing options have lost substantial value due to a recent decline in the Company's stock price. The average exercise price for options that were granted under the existing plan is more than double the Company's current and 180 day average stock price. Insufficient shares were available under the plan to grant additional options, and availability has been further impaired because the Company's stock repurchase plan has decreased the shares outstanding, the factor which determines availability under the current plan. Accordingly, the Board believes that the existing program cannot meet the Company's needs.

                               PLAN ADMINISTRATION

     The Incentive Plan will be administered by the Compensation Committee. Subject to the provisions of the Incentive Plan, the Compensation Committee has the authority to designate participants, determine the types of Awards to be granted, the number of shares to be covered by each Award, the time at which each Award is exercisable or may be settled, the method of payment and any other terms and conditions of the Award. Each Award will be evidenced by a certificate or other document issued by the Company to the participant. The aggregate number of shares of Common Stock available for Awards under the Plan is 3,500,000. On January 31, 2000, the last reported sale price for the Common Stock as reported on the New York Stock Exchange was $7.00 per share. No Awards may be made under the Incentive Plan after April 16, 2010. In order for Awards under the Incentive Plan to qualify as performance-based for purposes of Internal Revenue Code section 162(m), the Incentive Plan must include a limit on the number of options awarded to a single participant. For this purpose, the Incentive Plan contains a maximum limit of 1,000,000 shares of Common Stock per year.

     Although the Compensation Committee determines the price at which options and other Awards may be exercised under the Incentive Plan, the exercise price of an incentive stock option ("ISO") may not be less than 100% of the fair market value (as determined under the terms of the Incentive Plan) of a share of Common Stock. The term of each option granted under the Incentive Plan generally cannot exceed ten years from grant. Awards granting restricted stock to participants generally give the participants a right to acquire a fixed number of shares of Common Stock at a fixed price, which cannot be less than the par value of the Common Stock.

     In the case of any performance Award, the Compensation Committee shall in writing pre-establish specific performance goals prior to the passage of 25% of the period of time over which the attainment of such goal is to be measured. The performance goals will take into account any one or more of the following criteria: (1) sales; revenues, assets, expenses, earnings before or after deduction for all or any portion of interest, taxes, depreciation or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; inventory level or turns; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; or any combination of the foregoing; or (2) acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) and refinancings; or (3) any combination of the foregoing. In addition, in order to qualify as a performance-based award for purposes of Internal Revenue Code section 162(m), the Incentive Plan has specified that the maximum performance Award that may be granted in any year is $2,500,000.

     Each Award will be nontransferable except upon death or pursuant to a qualified domestic relations order. Except as otherwise determined by the Compensation Committee, if a participant ceases to be an employee or there is a termination of the consulting, service or similar relationship with a non-employee participant (such termination is referred to as a "Status Change"), in each case other than for "cause", (1) all options that are not then exercisable will terminate, and options that are exercisable must be exercised within three months and shall thereupon terminate, (2) Restricted Stock which remains subject to restrictions must be transferred to the Company, and (3) all performance Awards to which the participant was not irrevocably entitled prior to death will be forfeited. In addition, if a participant's Status Change is for "cause" (as determined by the Compensation Committee) all outstanding options, whether or not exercisable, will terminate immediately.

     The exercise price of an Award may be paid in cash or check, by using a recourse promissory note, or in a "cashless" exercise through a broker.

     If the Common Stock changes as a result of a merger or similar reorganization in which the Company is the surviving corporation, the number and kind of shares then subject to options or Awards shall be appropriately adjusted in such manner as the Compensation Committee may equitably determine to prevent dilution or enlargement of the rights available or granted hereunder. In the case of certain mergers, consolidations or other transactions in which the Company is acquired or liquidated, or its assets are sold, all outstanding Awards will terminate unless a successor entity agrees to assume the awards. Prior to such termination, however, the Compensation Committee may provide that all outstanding Awards will become exercisable, in whole or in part.

     The Board of Directors may discontinue granting Awards under the Incentive Plan at any time. The Board may also amend the Incentive Plan for any purpose permitted by law, but no amendment may adversely affect the rights of any participant under any Award previously granted.

                                   TAX EFFECTS

     The following discussion of certain federal income tax consequences associated with participation in the Incentive Plan is based on the law currently in effect. It does not purport to cover federal employment tax or other federal tax consequences that may be associated with the Incentive Plan nor does it cover, state, local or non-U.S. taxes.

     OPTIONS. An optionee realizes no ordinary taxable income upon the grant or exercise of an ISO. Following the exercise, if the optionee does not dispose of the shares acquired within two years from the date of grant or within one year after the exercise, then upon sale of such shares, any amount realized in excess of the amount paid for the shares will be long-term capital gain and any loss allowed for tax purposes will be long-term capital loss. No deduction will be allowed to the Company. The exercise of an ISO will, however, increase the optionee's alternative minimum taxable income and may result in alternative minimum tax liability.

     If the optionee disposes of shares acquired upon the exercise of an ISO prior to the expiration of the two-year or one-year holding periods described above (a "disqualifying disposition"), generally (a) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the amount paid for the shares, and (b) the Company will be entitled to deduct this amount. Any further gain recognized will be taxed as short-term or long-term capital gain and will not result in any deduction by the Company. Special rules may apply where all or a portion of the exercise price of the ISO is paid by tendering shares of Common Stock. A disqualifying disposition will eliminate the alternative minimum taxable income adjustment associated with the exercise of the ISO if it occurs in the same calendar year as the year in which the adjustment occurred.

     If an ISO is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a nonstatutory option. Generally, an ISO will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (one year following termination of employment, in the case of termination by reason of permanent and total disability), except in certain cases where the ISO is exercised after the death of the optionee. Options otherwise qualifying as ISOs will also be treated for federal income tax purposes as nonstatutory options to the extent they (together with other ISOs held by the optionee) first become exercisable in any calendar year for shares having a fair market value determined at the time of the option grant, exceeding $100,000.

     With respect to nonstatutory options under the Incentive Plan, no income is realized by the optionee at the time the option is granted. Generally, at exercise, an optionee realizes ordinary income, subject (in the case of options granted to an employee) to withholding, in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and a corresponding deduction will be available to the Company. Any gain or loss recognized upon a later sale is treated as capital gain or loss, either short-term or long-term depending on the applicable holding period for the sale.

     RESTRICTED STOCK. If an Award of restricted stock is subject to forfeiture provisions and restrictions on transfer, neither the recipient nor the Company will realize any federal tax consequences at the time such Award is granted under the Incentive Plan unless he or she makes an election under Section 83(b) of the Internal Revenue Code. If the recipient makes a Section 83(b) election within 30 days of the date of grant, or if he or she is granted an Award that is not subject to forfeiture provisions and restrictions on transfer, then he or she will recognize ordinary income for the year in which the Award is received in an amount equal to the difference between the fair market value of the Common Stock at the time the Award is made and the purchase price paid for the Common Stock. If such election is made and the recipient subsequently forfeits some or all of the Common Stock, he or she will not be entitled to any tax refund. If the Section 83(b) election is not made with respect to an Award of restricted stock, he or she will recognize ordinary income, at the time that the forfeiture provisions and restrictions on transfer lapse, in an amount equal to the difference between the fair market value of the Common Stock at that time and the original purchase price per share. The Company will be entitled to deduct, as compensation expense, the same amount as the recipient must include as ordinary income and such deduction shall take place in the tax year which includes the last day (generally December 31) of the recipient's tax year in which the income is recorded for federal tax purposes. When the recipient sells the stock, he or she will recognize capital gain at the time of sale on the difference between the recipient's basis (the price paid plus any amount taxed as ordinary income) and the sale price.

     PERFORMANCE AWARDS. The grant of a performance Award does not itself result in any taxable income. The payment of the performance Award will result in ordinary income to the participant and a corresponding deduction for the Company.

      THE BOARD OF DIRECTORS RECOMMENDS THE APPROVAL OF PROPOSAL NUMBER 3.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of shares of Common Stock and Restricted Common Stock as of March 31, 2000 (i) individually by the Chief Executive Officer, each of the four other most highly paid executive officers of the Company in 1999 as named in the Summary Compensation Table (the "Named Executive Officers") and all other executive officers and directors of the Company and (ii) by all executive officers and directors of the Company as a group. The following table also sets forth certain information with respect to the beneficial ownership of shares of Common Stock as reported on schedules filed with the Securities and Exchange Commission ("SEC") and includes each person known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock or Restricted Common Stock. Except as noted below, each of the persons listed has sole investment and voting power with respect to the shares indicated.

                                         RESTRICTED COMMON
                                           STOCK SHARES            COMMON STOCK
                                           BENEFICIALLY        SHARES BENEFICIALLY
                                               OWNED                 OWNED(1)
                                        -------------------   ----------------------
                NAME                    NUMBER     PERCENT      NUMBER      PERCENT
-------------------------------------   -------    --------   -----------   --------
Steven S. Harter (2).................   956,218      62.4%         75,000       * %
Mark P. Shambaugh....................                           1,493,500      4.2
Robert J. Powers (3).................                           1,252,000      3.5
Salvatore P. Giardina................                             684,514      1.9
Robert R. Cook.......................                             651,000      1.8
Brian S. Atlas (4)...................                             608,600      1.7
Michael Nothum, Jr. (5)..............                             575,500      1.6
Fred M. Ferreira (6).................                             484,620      1.3
John C. Phillips (7).................                             405,556      1.1
Thomas J. Beaty......................                             378,857      1.1
Gary E. Hess (8).....................                             359,588       *
Alfred J. Giardinelli, Jr. ..........                             304,216       *
Samuel M. Lawrence III...............                             300,000       *
Charles W. Klapperich................                             206,407       *
J. Gordon Beittenmiller (9)..........                             157,000       *
Reagan S. Busbee (9).................                             142,500       *
William George III (10)..............                              82,420       *
Larry Martin (11)....................                              53,692       *
John Mercadante, Jr. (11)............                              37,692       *
Diane Day Sanders (12)...............                              10,000       *
All executive officers and directors
  as a group (20 persons)............   956,218      62.4%      8,262,662     22.9%
T. Rowe Price Associates, Inc.
(13).................................                           3,149,000      8.8%
  P.O. Box 17218
  Baltimore, MD 21297-7218

------------
Except as noted, the address of each person is c/o Company, 777 Post Oak Boulevard, Suite 500, Houston, Texas 77056.

 *  Less than 1%.

 (1) Shares shown do not include shares that could be acquired upon exercise of options that do not vest within 60 days. Unless otherwise indicated options were issued pursuant to the 1997 Long Term Incentive Plan.

 (2) Includes 827,034 shares of Restricted Common Stock held in a partnership as to which Mr. Harter is a general partner, 129,184 shares of Restricted Common Stock held in a trust for

                                                   (FOOTNOTES ON FOLLOWING PAGE)

     Mr. Harter's minor children as to which he disclaims beneficial ownership and 20,000 shares of Common Stock issuable upon exercise of options granted under the Directors' Plan.

 (3) Includes 210,000 shares held by the Powers Family Foundation, a charitable entity, as to which he disclaims beneficial ownership.

 (4) Includes an aggregate of 99,000 shares held in trusts for Mr. Atlas' minor children as to which he disclaims beneficial ownership.

 (5) Includes an aggregate of 20,694 shares held in irrevocable trusts for Mr. Nothum's minor children and of which he is trustee.

 (6) Includes 60,000 shares issuable upon exercise of currently exercisable options.

 (7) Includes 403,305 shares held by trust.

 (8) Includes 307,788 shares held by a corporation of which Mr. Hess owns a majority of the outstanding capital stock and 8,000 shares issuable upon exercise of currently exercisable options.

 (9) Includes 40,000 shares issuable upon exercise of currently exercisable options.

(10) Includes 15,000 shares issuable upon exercise of currently exercisable options.

(11) Includes 20,000 shares of Common Stock issuable upon exercise of options granted under the Directors' Plan.

(12) Includes 10,000 shares of Common Stock issuable upon exercise of options granted under the Directors' Plan.

(13) These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following tables set forth information with respect to compensation paid to or accrued on behalf of the Named Executive Officers for 1998 and 1999 and for that portion of 1997 beginning on June 27, 1997, when the Company became a publicly held company, unless otherwise noted. Mr. Nothum is also included because he was an executive officer for a portion of 1999. All of the Named Executive Officers have been granted stock options.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG TERM COMPENSATION
                                                                                          AWARDS
                                                 ANNUAL COMPENSATION              -----------------------
              NAME AND                 ----------------------------------------    SECURITIES UNDERLYING       ALL OTHER
         PRINCIPAL POSITION            YEAR      SALARY      BONUS    OTHER(1)            OPTIONS           COMPENSATION(2)
-------------------------------------  -----   ----------  ---------  ---------   -----------------------   ----------------
Fred M. Ferreira.....................   1999   $  150,000       --         --                --                  $3,571
Chairman of the Board,                  1998   $  150,000       --         --                --                    --
Chief Executive Officer                 1997   $   76,154       --         --             200,000                  --
and President
Gary E. Hess.........................   1999   $  199,167       --     $  9,000            40,000                $4,536
Executive Vice President,
Chief Operating Officer
Michael Nothum, Jr. .................   1999   $  180,000       --     $  9,000              --                  $3,571
Vice President, and                     1998   $  190,000       --     $  9,000            35,000                $4,961
Director                                1997   $   76,154       --     $  4,500            25,000                $  900
J. Gordon Beittenmiller..............   1999   $  150,000       --         --              20,000                $3,571
Executive Vice President,               1998   $  150,000       --         --                --                    --
Chief Financial Officer,                1997   $   76,154       --         --             100,000                  --
Treasurer and Director
William George, III..................   1999   $  150,000  $  20,000       --              15,000                $1,667
Senior Vice President                   1998   $  150,000       --         --                --                    --
and General Counsel                     1997   $   76,154       --     $ 31,000            75,000                  --
Reagan S. Busbee.....................   1999   $  125,000  $  20,000       --              15,000                $2,895
Senior Vice President                   1998   $  125,000       --         --                --                    --
                                        1997   $   63,462       --         --             100,000                  --

------------
(1) Reflects an automobile allowance of $750 per month for Mr. Nothum for each of 1997 and 1998 and for Mr. Hess in 1999 and partial reimbursement of moving expenses for Mr. George in 1997.

(2) Reflects matching contributions under a 401(k) plan.

                        OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning the grant of stock options during the last fiscal year to each of the Named Executive Officers. No stock appreciation rights were granted during the last fiscal year.

                                                                                                    POTENTIAL REALIZABLE
                                                                                                          VALUE AT
                                                                                                       ASSUMED ANNUAL
                                                                                                          RATES OF
                                                                                                        STOCK PRICE
                                        NUMBER OF        PERCENT OF                                   APPRECIATION FOR
                                        SECURITIES     TOTAL OPTIONS                                    OPTION TERM2
                                        UNDERLYING       GRANTED TO                                 --------------------
                                         OPTIONS        EMPLOYEES IN      EXERCISE     EXPIRATION      5%
                NAME                    GRANTED(1)      FISCAL YEAR        PRICE          DATE         --         10%
-------------------------------------   ----------     --------------     --------     ----------              ---------
Fred M. Ferreira.....................       --                --               --           --       --             --
Gary E. Hess.........................     10,000             1.3%          $ 12.69       03/04/06   $ 0        $  16,820
                                          30,000             4.0%          $ 11.75       03/23/06   $ 0        $  78,660
Michael Nothum, Jr...................       --                --               --           --       --             --
J. Gordon Beittenmiller..............     20,000             2.6%          $ 12.69       03/04/06   $ 0        $  33,640
Reagan S. Busbee.....................     15,000             2.0%          $ 12.69       03/04/06   $ 0        $  25,230
William George, III..................     15,000             2.0%          $ 12.69       03/04/06   $ 0        $  25,230

------------
(1) These stock options, which were granted pursuant to the Company's 1997 Long Term Incentive Plan, were granted at the fair market value of the underlying option shares on the date of grant. Each of the foregoing options has an exercise price equal to the stock price on the date of grant.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

    These options will vest at the rate of 20% per year, commencing on the first anniversary of the date of grant, and will expire at the earliest of seven years from the date of grant or three months following termination of employment. In the event of a change in control of the Company, these options would become exercisable in full. Stock options reported consist of non-qualified stock options.

(2) These numbers are based upon the fair market value of one share of the Common Stock on December 31, 1999 ($7.375), less the exercise price of in-the-money options at the end of 1999. The dollar amounts under these columns are the result of calculations at the 5% and 10% annual appreciation rates set by the SEC for illustrative purposes and are not intended to forecast future financial performance or possible future appreciation in the price of the Common Stock.

                      OPTION EXERCISES IN LAST FISCAL YEAR

     There were no option exercises by Named Executive Officers during 1999.

                    AGGREGATED FISCAL YEAR-END OPTION VALUES

     The following table sets forth information concerning the fiscal year-end value of unexercised stock options held by the Named Executive Officers during the last fiscal year.

                                             NUMBER OF SECURITIES
                                                  UNDERLYING                     VALUE OF UNEXERCISED
                                             UNEXERCISED OPTIONS                 IN-THE-MONEY OPTIONS
                                              AT FISCAL YEAR-END                AT FISCAL YEAR-END(1)
                                        ------------------------------      ------------------------------
                NAME                    EXERCISABLE      UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
-------------------------------------   -----------      -------------      -----------      -------------
Fred M. Ferreira.....................      80,000           120,000             $ 0               $ 0
Gary E. Hess.........................       8,000            32,000             $ 0               $ 0
Michael Nothum, Jr...................      24,000            36,000             $ 0               $ 0
J. Gordon Beittenmiller..............      40,000            80,000             $ 0               $ 0
Reagan S. Busbee.....................      40,000            75,000             $ 0               $ 0
William George, III..................      30,000            60,000             $ 0               $ 0

------------
(1) These numbers are based upon the fair market value of one share of the Common Stock on December 31, 1999 ($7.375), less the exercise price of in-the-money options at the end of 1999.

       EMPLOYMENT AGREEMENTS; COVENANTS NOT TO COMPETE; CHANGE OF CONTROL;
                                 INDEMNIFICATION

     During 1999, the Company's five most highly compensated executive officers were Messrs. Ferreira, Hess, Beittenmiller, George, and Busbee. Mr. Nothum was also included because he was an executive officer during a portion of 1999.

     On June 27, 1997, each of Messrs. Ferreira, Beittenmiller, George and Busbee entered into an employment agreement with the Company providing for an annual base salary of $150,000, except for Mr. Busbee, whose annual base salary is $125,000. Each employment agreement is for a term of three years, and unless terminated or not renewed by the Company or not renewed by the employee, the term will continue thereafter on a year-to-year basis on the same terms and conditions existing at the time of renewal. The agreement provides that, in the event of a termination of employment by the Company without cause, the employee will be entitled to receive from the Company an amount equal to the greater of salary for the remaining term or one year's salary, payable in one lump sum on the effective date of termination. In the event of a change in control of the Company (as defined in the employment agreement) during the initial three-year term, if the employee is not given at least five days' notice, of the successor's intent to continue the employee's employment after such change in control, the employee may elect to terminate his employment and receive in one lump sum three times the amount he would receive pursuant to a termination without cause during such initial term. The non-competition provisions of the employment agreement do not apply to a termination without such notice. In the event the employee is given at least five days' notice of the successor's intent to continue the employee's employment after such change in control, the employee may elect to terminate his employment and receive in one lump sum two times the amount he would receive pursuant to a termination without cause during such initial term. In such event, the non-competition provisions of the employment agreement would apply for two years from the effective date of termination. Each employment agreement contains a covenant not to compete with the Company for two years immediately following termination of employment or, in the case of a termination by the Company without cause in the absence of a change in control, for a period of one year following termination of employment.

     On June 27, 1997, Mr. Nothum entered into an employment agreement with Tri-City Mechanical providing for an annual base salary of $150,000. His employment agreement is for a term of five years, and unless terminated or not renewed by Tri-City Mechanical or nor renewed by him, the term will continue thereafter on a year-to-year basis on the same terms and conditions existing at the time of renewal. The agreement provides that, in the event of a termination of employment by Tri-City Mechanical without cause during the first three years of the employment term (the "Initial Term"), Mr. Nothum will be entitled to receive from Tri-City Mechanical an amount equal to his then current salary for the remainder of the Initial Term or for one year, whichever is greater. In the event of a termination of employment with cause during the final two years of the initial five-year term of the employment agreement, Mr. Nothum will be entitled to receive an amount equal to his then current salary for one year. In either case, payment is due in one lump sum on the effective date of termination. Mr. Nothum's employment agreement also contains change of control and competition provisions identical to those described for the other Named Executive Officers listed above.

     On April 1, 1998 Mr. Hess entered into an employment agreement with Hess Mechanical providing for a minimum annual base salary of $150,000. His employment agreement is for a term of three years. The agreement provides that in the event of a termination by the Company without cause Mr. Hess would be entitled to receive from Hess Mechanical an amount equal to his then current salary for the lesser of the term remaining under the agreement or one year. In either case payment is due in accordance with the Company's standard pay practices, not in a lump sum. The agreement contains a covenant not to compete with the Company for two years immediately following termination.

     Each executive officer and director of the Company who was in office at the time of the initial public offering has entered into an Indemnification Agreement with the Company whereby the Company indemnifies each against actions taken in good faith on behalf of the Company.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee, which is responsible for setting compensation relating to officers of the Company and administering the Company's stock benefit plans, makes the following report on executive compensation during 1999:

          The Company was founded by entrepreneurs who pooled their talents and resources to form the Company. From the time of its founding, the Company's executive compensation philosophy was to rely principally on enterprise value as the primary motivating factor for executive performance.

          Compensation for executive officers in 1999 consisted of three components: annual salary, stock-based incentives and bonuses. Substantially all current executive officers have employment agreements that establish a minimum annual salary. Salaries were initially set at what the Company believes are relatively modest levels for companies of similar size and characteristics. The salary scale was set at the time of the initial public offering and reflects the fact that each of the founding executive officers was a stockholder of the Company. For several of the founding executive officers, their salary level represented a significant reduction from the compensation they had previously received. This entrepreneurial philosophy established the annual salary scale and salaries for executive officers who have joined the Company since the time of the initial public offering have been fit into that structure, depending on the individual's responsibilities within the Company. At the time of the initial public offering, the Company's executive officers were also given stock options.

          After the close of 1999, the Company awarded year-end bonuses to Mr. Busbee and Mr. George. These bonuses were intended to reward their performance during the year. Although the Compensation Committee believes that the performance of the other executive officers was distinguished, it accepted the recommendation of management that given stock performance it was appropriate not to award bonuses to the three top executive officers.

          The Compensation Committee believes that in order for the Company to be successful in the future it must attract and retain top quality management. The Compensation Committee expects to retain the advisory services of compensation experts during 2000 to assist it in beginning to implement compensation that will closely reflect performance and will be competitive with other companies of similar size and characteristics.

                                          Submitted by the
                                          COMPENSATION COMMITTEE

                                          John Mercadante, Jr., CHAIRMAN
                                          Diane Day Sanders
                                          Steven S. Harter

                             STOCK PERFORMANCE GRAPH

     The following stock price performance graph compares the cumulative total return on the Common Stock with the cumulative total return of the Standard & Poor's Composite 500 Index and of a peer group consisting of the companies in the Russell 2000, from June 27, 1997, the date of the Company's initial public offering, through December 31, 1999, assuming a $100 initial investment in each case.


                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]


                             CUMULATIVE TOTAL RETURN

                                       6/27/97   6/30/97   9/30/97   12/31/97   3/31/98   6/30/98   9/30/98   12/31/98   3/31/99
                                       -------   -------   -------   --------   -------   -------   -------   --------   -------
Comfort Systems USA, Inc. FIX........  100.00    120.19    147.12     151.92    166.35    179.81    154.81     137.50    112.50
S & P 500............................  100.00     99.75    107.23     110.30    125.69    129.84    116.92     141.82    148.89
RUSSELL 2000.........................  100.00    100.69    115.67     111.80    123.03    119.58     95.49     111.06     97.64

                                       6/30/99   9/30/99   12/31/99
                                       -------   -------   --------
Comfort Systems USA, Inc. FIX........  138.46     90.87      56.73
S & P 500............................  159.39    149.44     171.67
RUSSELL 2000.........................  113.80    104.90     106.51

NOTE: Performance is reported monthly, assumes $100 invested on June 27, 1997, and includes reinvestment of dividends through the end of fiscal year 1999. The stock price performance on the graph above is not necessarily indicative of future price performance.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Mercadante, Harter and Martin and Ms. Sanders, none of whom is or was an executive officer or employee of the Company during 1997, 1998 or 1999, other than Mr. Harter who served as President of the Company for the first six days of January 1997 when the Company had no operations, served on the Compensation Committee during 1999. Mr. Martin stepped down from the Compensation Committee in the second quarter of 1999 and was at that time replaced by Ms. Sanders. During 1999, Mr. Harter was a member of the compensation committee of the Board of Directors of Coach USA, Inc., and Mr. Mercadante was an executive officer of that company. The Board of Directors has constituted an Options Approval Committee composed of Mr. Mercadante and Ms. Sanders.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who own more than ten percent of a registered class of the Company's equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater-than-ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     In reviewing the various reports filed with respect to beneficial ownership under Section 16(a), it was determined that Mr. Harter's Form 4 for November, 1999 was not prepared and delivered in a timely manner.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                    LEASES OF REAL PROPERTY BY SUBSIDIARIES

     Atlas Air Conditioning Company, L.P., a Texas limited partnership which is successor-in-interest to Atlas Comfort Services USA, Inc., a Texas corporation ("Atlas"), leases its office space in Houston, Texas, as well as single family residences located in Austin, Texas; Phoenix, Arizona; and Antioch, Tennessee. These properties are owned by M & B Interest, Inc. ("M & B"), a corporation wholly owned by Mr. Brian S. Atlas, who is a director of the Company, and his brother, Mr. Michael Atlas. The real property in Houston consists of an office and warehouse facility recently constructed by M & B, which Atlas leases from M & B for a current rental of $250,604, increasing annually. The lease expires September 1, 2017 but has options to renew. The three single family residences are leased on a month-to-month basis, at an annual aggregate rental of $36,780. The Company believes that the rent for these properties does not exceed fair market value.

     Tri-City Mechanical has entered into an agreement with a limited liability corporation owned by Mr. Nothum, the Chief Operating Officer and a director of the Company, and his father to lease office, operations and warehouse facilities for a ten year term at annual rental of $530,100. Tri-City Mechanical provides liability insurance on the property and is responsible for any increase in real property taxes due to its improvement of the leased property. The lease will expire in April 2007. During construction of the new facility, and also during 1998 in connection with conversion of certain warehouse areas into office space, Tri-City Mechanical performed HVAC installation services at prices comparable to those charged to other customers. The Company believes that the rent for these properties does not and will not exceed fair market value.

     S.M. Lawrence Company, Inc., a Tennessee corporation ("Lawrence"), leases its office space, warehouse and fabrication facility in Jackson, Tennessee from the father of Mr. Samuel M. Lawrence III, which is Lawrence's Chief Executive Officer and a director of the Company. The lease expired on December 31, 1998 and provides for an annual rental of $138,000 and the Company continues to lease the property on the same terms. Additionally, Lawrence provides liability insurance on the property and pays ad valorem taxes, utilities and maintenance costs. The Company believes that the rent for this property does not exceed fair market value.

     Accurate Air Systems, L.P., a Texas limited partnership which is successor-in-interest to Accurate Air Systems, Inc., a Texas corporation ("Accurate"), leased until March 31, 1999 two parcels of real property in Houston, Texas which until September 1, 1998 were owned by Mr. Beaty, who is a director of the Company. One of the leased premises was used by Accurate for office and warehouse space and provided for a 1998 annual rental of $38,000. The other leased premise was used by Accurate as a sheet metal shop under a lease that provided for a 1998 annual rental of $46,700. The leases required that Accurate pay all utility, taxes and insurance costs on both leased premises. When Mr. Beaty sold both parcels in September 1998 to a third party, Accurate continued to pay rent to the new owner at the 1998 rates until Accurate terminated both leases and moved to a new location in March 1999. The Company believes that the rent paid to Mr. Beaty in 1998 for these properties did not exceed fair market value.

     Eastern Heating & Cooling, Inc., a New York corporation ("Eastern"), leased its office and warehouse space during 1999 in Albany, New York from 60 Loudonville Road Associates ("Loudonville"), a partnership of Mr. Alfred J. Giardinelli Jr., who is a director of the Company, and his brother. The lease provided for annual rental of $55,000 and payment by Eastern of maintenance, repairs, utilities, insurance costs and excess taxes on the leased premises. The Company believes that the rent for this property does not exceed the fair market value. The lease was scheduled to expire on December 31, 1999. During 1999, Eastern entered into a new lease for a different property from a third party, and Loudonville and Eastern terminated the prior lease without additional payment.

     Contract Service Inc., a Utah corporation ("CSI/Bonneville"), leases its offices and warehouse space in Salt Lake Valley, Utah from J & J Investments, a joint venture partly owned by Mr. Phillips, who is a director of the Company. This lease expires on February 28, 2002 and provides for a current annual rental of $129,779, increasing annually by 5%. CSI/Bonneville is responsible for ad valorem taxes, maintenance, insurance and third-party management costs related thereto. CSI/Bonneville has options to renew the lease for two additional five-year terms at a fair market value determined by an appraisal. On November 1, 1998, CSI/Bonneville leased from J & J Investments an additional 3300 square feet of space located on the adjacent property for an annual rental of $19,800. The Company believes that the rent for this property does not exceed fair market value.

     Tech Heating and Air Conditioning, Inc., an Ohio corporation ("Tech"), leases its office space in Solon, Ohio from Mr. Cook, who is a director of the Company. The lease expired on April 2, 2000, and provides for an annual rental of $84,000. Tech is responsible for its utility costs, 15% of common utility costs and 50% of the landlord's costs of servicing and maintaining the premises and providing comprehensive liability insurance for the leased premises. The Company believes that the rent for such property does not exceed fair market value.

     F&G Mechanical Corporation, a Delaware corporation ("F&G"), leases its office and warehouse space in Secaucus, New Jersey from Salpat Realty, Inc., a corporation which is owned in part by Mr. Giardina. The lease expires on December 31, 2002, and provides for an annual rental of $146,790. F&G is responsible for taxes, maintenance and insurance related thereto. The Company believes that the rent for such property does not exceed fair market value.

     Hess Mechanical Corporation, a Delaware corporation ("Hess"), leases its office and warehouse space in Upper Marlboro, Maryland from Gary E. Hess. The lease expires on April 1, 2003, and provides for an annual rental of $200,000. Hess is responsible for taxes, maintenance and insurance related thereto. The Company believes that the rent for such property does not exceed fair market value.

     Shambaugh & Son, Inc., an Indiana corporation ("Shambaugh"), leases its principal offices and warehouse space in Fort Wayne, Indiana from Mr. Shambaugh, who is a director of the Company. The lease expires on October 31, 2008, and provides for an annual rental of $660,000 with annual consumer price index increases. The Company also leases from Mr. Shambaugh two additional facilities in Fort Wayne, Indiana, and one additional facility in each of South Bend, Indiana and Lafayette, Indiana. The additional leases also expire on October 31, 2008 and provide for annual rentals of $130,000, $12,000, $43,500 and $26,500, respectively, with annual consumer price index increases. Shambaugh is responsible for taxes, maintenance and insurance related thereto. Shambaugh also leases from Shambaugh Private Carrier Corporation, an Indiana corporation owned by Mr. Shambaugh, semi-tractors at an annual rate of $90,000 per year. The Company believes that the rent for such properties does not exceed fair market value.

                               OTHER TRANSACTIONS

     Prior to its purchase by the Company, F&G had advanced an aggregate of $5.6 million to Sorce Properties LLC, a corporation that is owned in part by Mr. Giardina. At the time of the acquisition of F&G, Sorce Properties LLC agreed that it would repay the debt within three years, and Mr. Giardina pledged to F&G 180,262 shares of Company common stock received in the transaction, as part of a pledge of an aggregate total of 360,524 shares of Company common stock to secure repayment of the indebtedness. A note bearing 6% interest evidences the underlying indebtedness, and the Company has agreed that it will only have recourse to the stock in the event that the debt is not paid. The pledge agreement further provides that the pledged shares may be released under certain circumstances if Mr. Giardina gives F&G an unlimited personal guarantee of the indebtedness.

     During 1999 the Company permitted Frontier Waste, Inc. to lease certain unused office space that the Company leases in Houston, Texas. Larry Martin, a director of the Company, is a principal of Frontier Waste, Inc. Frontier Waste, Inc. made payments for the space totaling approximately $50,000 during 1999, and continues to use the space on a month-to-month basis. The Company believes that the terms of this sublease are fair to the Company and represent fair market value. The Company believes the month-to-month nature of this sublease gives the Company the flexibility it needs to grow into the subleased space if and when necessary.

     Beginning in April 2000 the Company sublet unused space to Uhookemup.com, Inc., an entity owned in part by Brian S. Atlas, a director of the Company. The sublease has a minimum term of six months and is expected to result in payments of approximately $60,000 to the Company. The Company believes that the terms of this sublease are fair to the Company and represent fair market value. The Company believes the short-term nature of this sublease gives the Company the flexibility it needs to grow into the subleased space if and when necessary.

     Gant/Shambaugh Group LLC, a construction management company in which Mark Shambaugh, a director of the Company, owns a 49% interest, subcontracted work totaling $6.8 million during 1999 to Shambaugh. Mark Shambaugh also owns CH Krause L.L.C., a sheetmetal fabricator that sold sheetmetal fabrication products and services to Shambaugh totaling $3.8 million during 1999. Shambaugh also leases from Shambaugh Private Carrier Corporation, an Indiana corporation owned by Mr. Shambaugh, semi-tractors at an annual rate of $90,000 per year. The Company believes these transactions were entered into at fair market value.

     See the previous section entitled "COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION" for other information required to be disclosed here.

                                 COMPANY POLICY

     Any future transactions with directors, officers, employees or affiliates of the Company or its subsidiaries are anticipated to be minimal and will be approved in advance by a majority of disinterested members of the Board of Directors.

                                 AUDIT MATTERS

     The Board of Directors selected the firm of Arthur Andersen LLP, certified public accountants, as auditors for the Company for the fiscal year ending December 31, 2000. A representative of Arthur Andersen LLP is expected to be present at the Meeting with the opportunity to make a statement if he or she desires and to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders submitted for consideration at the 2001 Annual Meeting of Stockholders must be received by the Company at its principal executive offices not later than December 1, 2000 in order to be considered for inclusion in the Company's proxy material for that meeting.

     The Company's Bylaws establish procedures, including advance notice procedures, with regard to the nomination other than by or at the direction of the Board of Directors, of candidates for election as directors and with regard to certain matters to be brought before meetings of stockholders of the Company. In accordance with the Company's Bylaws, a proposal submitted for consideration at the 2000 Annual Meeting of Stockholders will be considered untimely if it has not been received by the Company at its principal executive offices by the close of business on the 60th day prior to the first anniversary of the Meeting. The Bylaws also contain procedures for regulation of the order of business and conduct of stockholder meetings, the authority of the presiding officer and attendance at such meetings.

                                 OTHER BUSINESS

     The Board of Directors knows of no business to be brought before the Meeting which is not referred to in the accompanying Notice of Annual Meeting. Should any such matters be presented, the persons named in the proxy intend to take such action in regard to such matters as in their judgment seems advisable.

                  FORM 10-K AND ANNUAL REPORT TO STOCKHOLDERS

     A copy of the Company's Annual Report to Stockholders, which includes the Company's Form 10-K filed with the SEC, accompanies this proxy statement.

--------------------------------------------------------------------------------

                           COMFORT SYSTEMS USA, INC.

                         ANNUAL MEETING OF STOCKHOLDERS


        SOLICITED BY THE BOARD OF DIRECTORS OF COMFORT SYSTEMS USA, INC.


The undersigned hereby appoints Fred M. Ferreira and William George III, and each of them individually, as proxies with full power of substitution, to vote, as designated on the reverse, all shares of Common Stock and Restricted Common Stock of Comfort Systems USA, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders thereof to be held on May 18, 2000, or at any adjournment or postponement thereof.

ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED "FOR" PROPOSAL 1 (ALL NOMINEES) AND "FOR" PROPOSALS 2 AND 3 AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THIS PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING. ANY EXECUTED PROXY WHICH DOES NOT DESIGNATE A VOTE SHALL BE DEEMED TO GRANT AUTHORITY FOR ANY ITEM NOT DESIGNATED.

                         (To be signed on reverse side)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

       Please mark your
A [X]  votes as in this
       example.

PROPOSAL 1:  ELECTION OF FIVE                    NOMINEES:
CLASS III DIRECTORS FOR TERMS                        ALFRED J. GIARDENELLI
EXPIRING IN 2003                                     STEVEN S. HARTER+
                                                     SAMUEL M. LAWRENCE
FOR all nominees listed at right (except             ROBERT M. POWERS
as marked to the contrary below)*    [ ]             DIANE D. SANDERS
                                                 +Stephen S. Harter is a nominee for
WITHHOLD AUTHORITY for all nominees              election by the holders of
listed at right                      [ ]         Restricted Voting Common Stock
                                                 only.

* INSTRUCTION: To withhold authority to vote for one or more nominees, write the nominee's name on the line provided below.


____________________________________

                                         FOR          AGAINST          ABSTAIN
PROPOSAL 2.  APPROVAL OF THE AMENDMENT   [ ]            [ ]              [ ]
             OF THE 1999 EMPLOYEE STOCK
             PURCHASE PLAN TO INCREASE
             THE NUMBER OF SHARES
             ISSUABLE BY 600,000 SHARES.

PROPOSAL 3.  APPROVAL OF THE ADOPTION    [ ]            [ ]              [ ]
             OF THE 2000 INCENTIVE PLAN,
             TO AUTHORIZE THE ISSUANCE
             OF UP TO 3,500,000 OPTIONS TO
             PURCHASE SHARES.

You hereby revoke all previous proxies given. You may revoke this proxy at any time prior to a vote thereon. Receipt of the accompanying Proxy Statement and the Annual Report of Comfort Systems USA, Inc., for the fiscal year ended
December 31, 1999 is hereby acknowledged.

      Please check the following box if you plan to attend
      the annual meeting of stockholders in person.          [ ]

PLEASE COMPLETE, SIGN, AND PROMPTLY MAIL IN THE ENCLOSED ENVELOPE.



Signature ________________________________________________ Dated:_______________________ 2000
Note:  Please sign exactly as your name appears on this card.  Joint owners should each sign,
Executors, administrators, trustees and similar persons should give their full titles.